Exhibit 99.1

       Atrion Reports Fourth Quarter and Full Year 2006 Results

     Diluted EPS Were up 38% for the Quarter and 18% for the Year


    ALLEN, Texas--(BUSINESS WIRE)--Feb. 15, 2007--Atrion Corporation (Nasdaq:ATRI) announced today higher revenues and earnings per share for the fourth quarter and the full year 2006. Revenues for the fourth quarter of 2006 were $21,379,000 compared to $17,003,000 in the same period of 2005, representing a 26% increase. On a diluted per share basis, net income for the quarter increased 38% to $1.52 from $1.10 in the fourth quarter of 2005. Atrion's revenues for the full year of 2006 increased 12% to $81,020,000 from $72,089,000 in 2005. Net income per diluted share of $5.51 in 2006 was 18% higher than 2005's net income of $4.66 per diluted share.

    Commenting on the Company's performance for the fourth quarter compared to fourth quarter of 2005, Emile A. Battat, Chairman & CEO said, "We are very pleased with the record growth in revenues resulting from an unexpected spike in customer demand across many of our products lines and the return of our ophthalmic shipments to anticipated levels. By design, each of our manufacturing facilities is now able to respond to surges in demand as and when they occur, an advantage over most of our competitors. Of the $4.4 million increase in revenues during the quarter, 35% was attributed to Fluid Delivery, 27% to Ophthalmology, 21% to Cardiovascular and 17% to Other. Operating income increased 31%, while net income and diluted EPS increased 38% each."

    Mr. Battat further stated, "During 2006, we completed the construction of a new manufacturing facility in Florida and successfully met the challenge of transitioning our production to the new plant. This was accomplished while growing revenues for the year by 12% and diluted EPS by 18% compared to 2005. 2006 marked the eighth consecutive year in which per share earnings from operations rose at double digit rates. We are extremely pleased with these results."

    Mr. Battat added, "The agreement for the sale of our natural gas pipeline in 1997 called for certain contingent annual payments through 2006. In the intervening years we received $250,000 annually. We will not enjoy this income from discontinued operations in 2007 and subsequent years. Also in 2007 we expect our income tax rate to increase to 31% compared to 25% in 2006. As a result, we believe that for the year 2007, operating income rather than net income would be the appropriate measure of comparative performance relative to 2006. We are hopeful that this measure will show growth in excess of 15% for the full year."

    Atrion Corporation designs, develops, manufactures, sells and distributes products and components primarily to medical markets worldwide.

    The statements in this press release that are forward-looking are based upon current expectations and actual results or future events may differ materially. Such statements include, but are not limited to, Atrion's expectations regarding the Company's income tax rate in 2007 and growth in operating income in 2007. Words such as "expects," "believes," "anticipates," "intends," "will," and "should" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve risks and uncertainties. The following are some of the factors that could cause actual results or future events to differ materially from those expressed in or underlying our forward-looking statements: changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; the Company's ability to protect its intellectual property; changes in the prices of raw materials; changes in product mix; and intellectual property and product liability claims and product recalls. The foregoing list of factors is not exclusive, and other factors are set forth in the Company's filings with the SEC.


                          ATRION CORPORATION
                  CONSOLIDATED STATEMENTS OF INCOME
                (In thousands, except per share data)
                             (unaudited)

                                     Three Months     Twelve Months
                                         Ended             Ended
                                     December 31,      December 31,
                                   ----------------- -----------------
                                     2006     2005     2006     2005
                                   -------- -------- -------- --------
Revenues                           $21,379  $17,003  $81,020  $72,089
Cost of goods sold                  12,539    9,822   48,572   43,119
                                   -------- -------- -------- --------
Gross profit                         8,840    7,181   32,448   28,970
Operating expenses                   4,866    4,144   18,110   16,272
                                   -------- -------- -------- --------
Operating income                     3,974    3,037   14,338   12,698

Interest income (expense), net        (130)       5     (162)     (24)
Other income, net                       22       --       (4)      10
                                   -------- -------- -------- --------
Income from continuing operations
 before provision for income taxes   3,866    3,042   14,172   12,684
Income tax provision                  (887)    (893)  (3,572)  (3,891)
                                   -------- -------- -------- --------
Income from continuing operations    2,979    2,149   10,600    8,793
Gain on disposal of discontinued
 operations                             --       --      165      165
                                   -------- -------- -------- --------
    Net income                     $ 2,979  $ 2,149  $10,765  $ 8,958
                                   ======== ======== ======== ========

Income per basic share:
  Income from continuing
   operations                      $  1.60  $  1.17  $  5.73  $  4.90
  Gain on disposal of discontinued
   operations                           --       --      .09      .09
                                   -------- -------- -------- --------
    Net income per basic share     $  1.60  $  1.17  $  5.82  $  4.99
                                   ======== ======== ======== ========

Weighted average basic shares
 outstanding                         1,865    1,833    1,851    1,794
                                   ======== ======== ======== ========

Income per diluted share:
  Income from continuing
   operations                      $  1.52  $  1.10  $  5.43  $  4.57
  Gain on disposal of discontinued
   operations                           --       --      .08      .09
                                   -------- -------- -------- --------
    Net income per diluted share   $  1.52  $  1.10  $  5.51  $  4.66
                                   ======== ======== ======== ========

Weighted average diluted shares
 outstanding                         1,963    1,950    1,953    1,924
                                   ======== ======== ======== ========


                          ATRION CORPORATION
                     CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                                 Dec. 31,    Dec. 31,
ASSETS                                             2006        2005
                                                ----------- ----------
                                                (Unaudited)
Current assets:
  Cash and cash equivalents                     $      333  $     525
  Accounts receivable                               10,542      8,291
  Inventories                                       17,115     17,705
  Prepaid expenses and other current assets          1,530        832
  Deferred income taxes                              1,138        620
                                                ----------- ----------
    Total current assets                            30,658     27,973
Property, plant and equipment, net                  51,442     35,254
Other assets                                        13,672     15,243
                                                ----------- ----------

                                                $   95,772  $  78,470
                                                =========== ==========


LIABILITIES AND STOCKHOLDERS' EQUITY

  Current liabilities                                6,923      8,226
  Line of credit                                    11,399      2,529
  Other non-current liabilities                      6,555      5,820
  Stockholders' equity                              70,895     61,895
                                                ----------- ----------

                                                $   95,772  $  78,470
                                                =========== ==========


    CONTACT: Atrion Corporation
             Jeffery Strickland, 972-390-9800
             Vice President and Chief Financial Officer